EXHIBIT 99.1

Contact: Cindy Pavy
Vice President, Marketing
Phone: (219) 873-2692
Fax: (219) 873-2628
Date: June 10, 2005

FOR IMMEDIATE RELEASE

Horizon Bancorp and Alliance Financial Corporation Complete Merger

Michigan City, Indiana – Horizon Bancorp (NASDAQ: HBNC), the parent of Horizon Bank, announces the completion today of the acquisition of Alliance Financial Corporation, parent of Alliance Banking Company.

Horizon expects the $13.1 purchase to be accretive to earnings in the first full year of combined operations. At March 31, 2005, Horizon had assets of $911.7 million, net loans of $544.5 million and shareholders’ equity of $49.6 million and Alliance had assets of $132.3 million, net loans of $93.1 million and shareholders’ equity of $7.7 million.

Prior to merger, Horizon operated ten offices throughout Northern Indiana and two offices in St. Joseph, Michigan, and Alliance operated three offices in Southwest Michigan in the towns of Harbert, New Buffalo and Three Oaks and one office located in Michigan City, Indiana. The combined companies will have approximately $1.044 billion in total assets, and will operate under the Horizon name.

“It is truly our privilege to welcome the Alliance employees and customers to the Horizon team,” said Craig M. Dwight, Horizon Bancorp’s President and Chief Executive Officer. “We look forward to leveraging our companies’ combined strengths and building sustained value for our customers, communities, employees and shareholders. As we integrate the two companies, we are committed to offering our unique brand of exceptional service, backed by practical, sensible advice.”

The two companies have been working on integration plans that include a systems conversion that will be executed the weekend of July 16, 2005. The current Alliance locations will continue to operate under the name of Alliance until the data processing conversion is completed on Monday, July 18, 2005. After July 18th all banking centers will have new signage and be operating under the Horizon Bank name. In addition, customers of both banks will be able to conduct their banking business at any Horizon Bank branch throughout Northern Indiana and Southwestern Michigan.

“Our integration team has worked hard to ensure that the customers of Alliance Bank will have a smooth transition to Horizon,” stated Dwight. “Customer accounts will automatically change to Horizon accounts on July 18th with no action required on the part of the customer. Their account numbers, checks and deposit slips, ATM/Debit card PINs, direct deposits and payments will all remain unchanged.” continued Dwight.

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Page 2 – Cont. Horizon and Alliance Merger

As a condition of the approval by the Office of Comptroller of Currency for this acquisition, Horizon has agreed to maintain capital ratios at 100 basis points above the regulatory well-capitalized definitions until further notice.

Horizon Bancorp is a locally owned, independent, bank holding company serving northern Indiana and southern Michigan. Horizon offers banking, investment and trust services from offices located in Michigan City, LaPorte, Wanatah, Chesterton, Portage, Valparaiso, Elkhart, South Bend and Merrillville, Indiana, and St. Joseph, New Buffalo, Harbert and Three Oaks Michigan and provides mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com. Its common stock is traded on the NASDAQ SmallCap Market under the symbol HBNC.

Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, such management. Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those contemplated by the forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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Horizon Contacts:
Media Relations
Cindy Pavy	219-873-2692
Vice President of Marketing

Investor Relations
Don Radde	269-982-3200
President of Southwest, Michigan

Craig M. Dwight	219-873-2725
Chief Executive Officer

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